Exhibit 99.1

NEWS RELEASE

Contact:	Richard Ehrich, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Arbitration Judgment Issued in Image Sensing Systems Lawsuit with Econolite

Saint Paul, Minn., January 26, 2018 -- Image Sensing Systems, Inc. (“ISS”) (NASDAQ: ISNS) has received a binding arbitration award related to its arbitration with Econolite Control Products, Inc. (“Econolite”), the exclusive distributor of ISS’ Autoscope® products in North America.  In the award, ISS is to pay Econolite $262,000 for unused RTMS® inventory and $246,000 for RTMS royalties. ISS was awarded $205,000 for RTMS royalties already paid to Econolite.  ISS had recorded $303,000 of expense in its financial statements as of and for the quarter ended December 31, 2017, which will be reflected in its financial statements to be included in its Annual Report on Form 10-K for the year ended December 31, 2017.

Chad Stelzig, President and CEO of ISS, said, “We feel strongly that there was a solid contractual agreement with Econolite that favored ISS’ position in the arbitration and that we could successfully defend against all elements of the claim Econolite filed against ISS. In the end, we prevailed in some elements of the arbitration but not others. However, we respect the arbitrator’s decision and want to put this issue behind us as we work with Econolite to grow the Autoscope market share in North America.”

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 24, 2017.